EXHIBIT 99.1

For Immediate Release

T-REX Acquisition Corp Completes Refinancing of its Orofino, Idaho Data Center

Plantation, Florida

March 31, 2026. T-REX Acquisition Corp. (TRXA : OTCQB) successfully completed the refinancing of its Orofino, Idaho data center. Through its wholly owned subsidiary, Megalodon Mining and Electric LLC, T-REX owns and operates a 6,500 square foot data center where we facilitate proprietary cryptocurrency mining to our sister organization and wholly owned subsidiary, Raptor Mining LLC as well as to outside crypto mining companies seeking co-location services.

Frank Horkey, President of T-REX Acquisition Corp. stated, “After diligently reviewing our options, we are pleased to announce that T-REX has successfully refinanced our Orofino, Idaho facility”. Mr. Horkey went on to say, “with this new financing in place, we can now focus on the expansion and advancement of our business model which includes the acquisition of larger data centers, an increase in our proprietary mining operations and through our wholly owned subsidiary, Sabretooth Mining Solutions LLC, begin the fabrication and sales of our custom designed mining containers for deployment in rural and remote areas”.

About T-REX Acquisition Corp. T-REX Acquisition Corp. is a revenue stage, multi-tiered vertically integrated crypto mining business. Through its wholly owned subsidiaries Raptor Mining LLC (proprietary crypto currency mining ), Megalodon Mining and Electric LLC (data centers and co-location services), Sabretooth Mining Containers LLC (fabricators of crypto mining containers for remote deployment) and Deinodon Mining Solutions LLC (proprietary crypto currency mining management software). The Company’s common shares trade on the OTCQB Venture Market under the symbol “TRXA”.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include, but are not limited to, the Company’s expectations, beliefs, intentions, plans, forecasts, and projections regarding future performance, business strategy, acquisitions, the development and commercialization of technologies, growth opportunities, market trends, future liquidity, capital requirements, and other events or conditions that may occur in the future.  These forward-looking statements are inherently subject to risks, uncertainties, and assumptions. The Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, these statements. Among the factors that could cause actual outcomes to differ are, but are not limited to, market conditions, regulatory developments, competition, the ability to integrate acquisitions and realize expected benefits, the effectiveness of investments, financing availability, technological change, macroeconomic factors, and unforeseen events.

Investors and other readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation, and does not intend, to update or revise any forward-looking statement to reflect new information, future events, or otherwise, except as required by law

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